Exhibit (d)(4)

THERMA-WAVE, INC.

STOCK OPTION AGREEMENT

(Nonqualified Stock Option)

THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of _____________ by and between Therma-Wave, Inc., a Delaware corporation (the "Company"), and the employee of the Company listed on the signature page hereto ("Optionee").

Pursuant to the Company's 1997 [Special] [Employee] Stock Purchase and Option Plan (the "Plan"), the Company and the Optionee desire to enter into an agreement to evidence the grant by the Company to the Optionee of an option (the "Option") to acquire that number of shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common") listed on the signature page hereto (the "Option Shares"). Capitalized terms used herein and not otherwise defined are defined in Section 9 hereof.

The parties hereto agree as follows:

1. Option Grant. The Company hereby grants to the Optionee, pursuant to the Plan, an Option to purchase the Option Shares at a price per share equal to that amount listed on the signature page hereto (the "Exercise Price"). The Exercise Price and the number of Option Shares will be equitably adjusted for any stock split, stock dividend, reclassification or recapitalization of the Company which occurs subsequent to the date of this Agreement. The Option is not intended to be "incentive stock options" within the meaning of Section 422A of the Code.

2. Exercisability of Option.

(a) Normal Vesting. The Option granted hereunder may be exercised only to the extent it has become vested. The Option shall vest and become exercisable with respect to the following number of Option Shares (set forth on a cumulative basis): (i) 25% of the Option Shares on the first anniversary of the Grant Date; (ii) 50% of the Option Shares on the second anniversary of the Grant Date; (iii) 75% of the Option Shares on the third anniversary of the Grant Date; and (iv) 100% of the Option Shares on the fourth anniversary of the Grant Date (each a "Vesting Date"), if and only if the Optionee is, and has been, continuously employed by the Company from the Grant Date through the applicable Vesting Date.

(b) No Vesting After Termination Date. The Option shall cease to vest after the Termination Date. Any portion of the Option which has vested and become exercisable prior to the Termination Date shall remain exercisable for the period set forth in Section 3.

3. Expiration of Option.

(a) Normal Expiration. In no event shall any part of the Option be exercisable after the Expiration Date.

(b) Expiration Upon Termination of Employment. Any portion of the Option that was not vested and exercisable on the Termination Date shall expire on such date and may not be exercised thereafter under any circumstance. Any portion of the Option that was vested and exercisable on the Termination Date shall expire on the earlier of (i) 90 days after the Termination Date (or 6 months after the Termination Date if the termination was caused by Optionee's death or disability) and (ii) the Expiration Date and may not be exercised thereafter under any circumstance.

(c) Procedure for Exercise. At any time prior to the Expiration Date, Optionee may exercise all or a portion of the Option (to the extent vested), which has not expired pursuant to subsection 3(b) above by delivering written notice of exercise to the Company, together with (i) a written acknowledgment that Optionee has read and has been afforded an opportunity to ask questions of members of the Company's management regarding all financial and other information provided to Optionee regarding the Company and (ii) a check or wire transfer of funds in an amount equal to the Exercise Price multiplied by the number of Option Shares being purchased. As a condition to any exercise of the Option, Optionee will permit the Company to deliver to him all financial and other information regarding the Company and its Subsidiaries which it believes necessary to enable Optionee to make an informed investment decision.

(d) Non-Transferability of Option. The Option is personal to Optionee and is not transferable by Optionee except pursuant to the laws of descent or distribution. Only Optionee or his or her legal guardian or representative may exercise the Option.

4. Repurchase Option.

(a) Repurchase Option. If the Termination Date occurs, the Option Shares, whether held by Optionee or one or more transferees, will be subject to repurchase by the Company and the Bain Group (each of the aforementioned, solely at their option) pursuant to the terms and conditions set forth in, and to the extent described in, this Section 4 (the "Repurchase Option").

(b) Repurchase Price. In the event the Termination Date occurs, the outstanding Option Shares will be subject to the Repurchase Option at a price per share equal to the Fair Market Value thereof as of the Termination Date.

(c) Repurchase Procedures. The Repurchase Option is exercisable by the Company delivering written notice (the "Repurchase Notice") to the holder or holders of the Option Shares within 90 days after the Termination Date. The Repurchase Notice will set forth the number of Option Shares to be acquired from such holder(s), the aggregate consideration to be paid for such holder's Option Shares and the time and place for the closing of the transaction. If any Option Shares are held by any transferees of Optionee, the Company will purchase the Option Shares elected to be purchased from such holder(s), pro rata according to the number of Option Shares held by such holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share).

(d) Bain Group's Rights. If for any reason the Company does not elect to purchase all of the Option Shares pursuant to the Repurchase Option prior to the 60th day following the Termination Date, the Bain Group will be entitled to exercise the Repurchase Option, in the manner set forth in this Section 4, for those Option Shares the Company has not elected to purchase (the "Available Shares"). As soon as practicable, but in any event within three (3) days after the Company determines that there will be any Available Shares, the Company will deliver written notice (the "Option Notice") to the Bain Group setting forth the number of Option Shares and the price for each Available Share. The Bain Group will be permitted to purchase its pro rata share (based upon the number of shares of Common Stock then held by such member of the Bain Group) of the Available Shares. Each member of the Bain Group may elect to purchase any number of the Available Shares (subject to the preceding sentence) by delivering written notice to the Company within 30 days after receipt of the Option Notice from the Company (such 30-day period being referred to herein as the "Election Period"). As soon as practicable but in any event within five (5) days after the expiration of the Election Period the Company will, if necessary, notify the holder(s) of Option Shares as to the number of such Option Shares being purchased from the holder(s) by the members of the Bain Group (the "Supplemental Repurchase Notice").

(e) Closing. The closing of the transactions contemplated by this Section 4 will take place on the date designated by the Company in the Repurchase Notice or the Supplemental Repurchase Notice, as the case may be, which date will not be more than 90 days after the delivery of such notice. The members of the Bain Group will pay for any Available Shares to be purchased by such members of the Bain Group pursuant to the Repurchase Option by delivery of a check payable to the holder of such Available Shares. The Company will pay for any Option Shares to be purchased by the Company pursuant to the Repurchase Option (if any) by delivery of a check payable to the holder of such Option Shares. Any notes issued by the Company pursuant to this subsection 4(e) may be subordinated to all indebtedness of the Company in a manner satisfactory to the Company's lenders. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of the Option Shares by the Company will be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Company's and its Subsidiaries' debt and equity financing agreements. If any such restrictions prohibit the repurchase of the Option Shares hereunder which the Company is otherwise entitled to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions. The Company and/or the members of the Bain Group, as the case may be, will receive customary representations and warranties from each seller regarding the sale of the Option Shares, including, but not limited to, the representation that such seller has good and marketable title to such Option Shares to be transferred free and clear of all liens, claims and other encumbrances.

(f) Termination of Repurchase Option. The provisions of this Section 4 will terminate upon the earlier of (i) the consummation of a Public Offering and (ii) a Sale of the Company.

5. Restrictions on Transfer of Option Shares.

(a) Transfer of Option Shares. Optionee will not sell, pledge, transfer or otherwise dispose of (a "Transfer") any interest in any Option Shares, except pursuant to the provisions of Sections 4, 5(b), 6 and 7 hereof.

(b) Certain Permitted Transfers. The restrictions contained in this Section 5 will not apply with respect to Transfers of the Option Shares (i) pursuant to applicable laws of descent and distribution or (ii) among Optionee's Family Group; provided, that the restrictions contained in this Section 5 will continue to be applicable to the Option Shares after any such Transfer and the transferees of such Option Shares will agree in writing to be bound by the provisions of this Agreement. Any transferee of Option Shares pursuant to a transfer in accordance with the provisions of this Section 5(b) is herein referred to as a "Permitted Transferee." Upon the transfer of Option Shares pursuant to this Section 5(b), Optionee will deliver a written notice (a "Transfer Notice") to the Company, which will disclose in reasonable detail the identity of the Permitted Transferee(s).

(c) Termination of Transfer Restrictions. The provisions of this Section 5 will terminate upon the earlier of (i) a Sale of the Company or (ii) the consummation of a Public Offering.

6. Additional Restrictions on Transfer.

(a) The certificates representing the Option Shares will bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCK OPTION AGREEMENT BETWEEN THE ISSUER (THE "COMPANY") AND AN EMPLOYEE OF THE COMPANY DATED AS OF _____________, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

(b) No holder of Option Shares may Transfer any Option Shares (except pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 144 (other than Rule 144(k)) prior to a Public Offering) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel will be reasonably acceptable to the Company) that registration under the 1933 Act is not required in connection with such Transfer.

7. Definition of Option Shares. For all purposes of this Agreement, Option Shares will continue to be Option Shares in the hands of any holder other than Optionee (except for the Company, the Investors, purchasers pursuant to an offering registered under the 1933 Act or purchasers pursuant to a Rule 144 transaction (other than a Rule 144(k) transaction occurring prior to the time the Company is a Public Company) and subsequent transferees), and each such other holder of Option Shares will succeed to all rights and obligations attributable to Optionee as a holder of Option Shares hereunder. Option Shares will also include shares of the Company's capital stock issued with respect to Option Shares by way of a stock split, stock dividend or other recapitalization.

8. Mergers, Consolidations, etc.

(a) If the holders of a majority of the shares of Common Stock held by the Bain Group approve a sale of all or substantially all of the Company's assets determined on a consolidated basis or a sale of all (or, for accounting, tax or other reasons, substantially all) of the Company's outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to an Independent Third Party or group of Independent Third Parties (each such transaction, an "Approved Transaction"), each holder of Option Shares will vote for, consent to and raise no objections against such Approved Sale. If the Approved Transaction is structured as (i) a merger or consolidation, each holder of Option Shares will waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each holder of Option Shares will agree to sell all of his or her Option Shares and currently exercisable rights to acquire Option Shares on the terms and conditions approved by the Board and the holders of a majority of the Common Stock then outstanding. Each holder of Option Shares will take all necessary or desirable actions in connection with the consummation of the Approved Transaction as requested by the Company.

(b) Optionee and the other holders of Option Shares (if any) will bear their pro-rata share (based upon the number of shares sold) of the costs of any sale of Option Shares pursuant to an Approved Transaction to the extent such costs are incurred for the benefit of all holders of Common Stock and are not otherwise paid by the Company or the acquiring party. Costs incurred by Optionee on his or her own behalf will not be considered costs of the transaction hereunder.

(c) The provisions of this Section 8 will terminate upon the consummation of a Public Offering.

9. Definitions. The following terms are defined as follows:

"1933 Act" means the Securities Act of 1933, as amended from time to time.

"Affiliate" means, with respect to any Person, any other Person who is controlling, controlled by, or under common control with such Person and, in the case of a Person which is a partnership, any partner of such Person.

"Bain Group" means collectively Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates, BCIP Trust Associates, L.P. and Randolph Street Partners.

"Board" means the Company's Board of Directors.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Common Stock" means, collectively, the Company's Class A Common Stock, par value $.01 per share, the Class B Common and the Company's Class L Common Stock, par value $.01 per share.

"Expiration Date" means, with respect to any Option, the date which is the tenth anniversary of the date hereof.

"Fair Market Value" of each share of Common Stock means the fair value of such security determined in good faith by the Board in its sole discretion.

"Family Group" means Optionee's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of Optionee and/or Optionee's spouse and/or descendants.

"Grant Date" means ___________.

"Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Common Stock on a fully diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Common Stock and who is not the spouse or descendant (by birth or adoption) of any such 5% owner of the Common Stock; provided that in no event will Bain Capital, Inc. or any of its Affiliates be an Independent Third Party.

"Investors" means collectively the Bain Group Members, the Sutter Group and Antares International Partners, Inc.; and "Investor" means any of the Investors individually.

"Option Shares" means (i) all shares of Common Stock purchased pursuant to the Options granted pursuant to this Agreement and (ii) all shares of Common Stock issued with respect to Common Stock referred to in clause (i) by way of stock dividend or stock split or in connection with a recapitalization or other reorganization affecting the Common Stock.

"Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

"Plan" has the meaning set forth in the preamble.

"Public Company" means a company any of whose securities are registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act.

"Public Offering" means an initial public offering and sale of the Common Stock pursuant to an effective registration statement under the 1933 Act.

"Public Sale" means any sale of Common Stock to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (other than Rule 144(k) prior to the time the Company is a Public Company) adopted under the 1933 Act.

"Sale of the Company" means any transaction involving the Company and an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of the Board (whether by merger, consolidation or sale or Transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

"Subsidiary" means any corporation of which shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through its Subsidiaries.

"Sutter Group" means collectively Sutter Hill Ventures and certain other investors affiliated therewith.

"Termination Date" means the date that Optionee ceases to be employed by the Company or any of its Subsidiaries for any reason.

10. Notices. Any notice provided for in this Agreement must be in writing and must be personally delivered, received by certified mail, return receipt requested, or sent by guaranteed overnight delivery service, to the Investors at the addresses indicated in the Company's records, to the Optionee at the address appearing on the signature page hereto and to the other recipients at the address indicated below:

To the Company:

Therma-Wave, Inc.

1250 Reliance Way

Fremont, California 94539

Attn: President

With a copy to:

Bain Capital, Inc.

Two Copley Place

Boston, Massachusetts 02116

Attn: Adam W. Kirsch

David Dominik

and

Kirkland & Ellis

200 East Randolph Drive

Chicago, Illinois 60601

Attn: Dennis M. Myers

or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Without limiting the foregoing, all existing stock option agreements between the Company and/or the Company's existing stockholders and Optionee are hereby cancelled and terminated.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

14. Successors and Assigns; Transfer. This Agreement is intended to bind and inure to the benefit of and be enforceable by Optionee, the Company, the Investors, and their respective successors and assigns, provided that Optionee may not assign any of his or her rights or obligations, except as expressly provided by the terms of this Agreement. Prior to Transferring any Option Shares (other than in a Public Sale or any Approved Transaction) to any person or entity, Optionee will cause the prospective transferee to execute and deliver to the Company an agreement containing the rights and restrictions set forth herein with respect to such Option Shares.

15. Governing Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other issues concerning the enforceability, validity and binding effect of this Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of California.

16. Remedies. The parties hereto acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

17. Effect of Transfers in Violation of Agreement. The Company will not be required (a) to transfer on its books any Option Shares which have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Option Shares, to accord the right to vote as such owner or to pay dividends to any transferee to whom such Option Shares have been transferred in violation of this Agreement.

18. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and the members of the Bain Group who hold 80% of the Common Stock held by the Bain Group as of the Closing, and Optionee; provided, however, that in the event that such amendment or waiver would materially and adversely affect an Investor or a group of Investors in a manner different than any other Investor, then such amendment or waiver will require the consent of such Investor or a majority of the Common Shares held by such group of Investors adversely affected.

19. Third Party Beneficiaries. The parties hereto acknowledge and agree that the Investors are third party beneficiaries of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Investors and their respective successors and assigns.

20. Therma-Wave, Inc. 1997 [Special] [Employee] Stock Purchase and Option Plan. The grant of Option hereunder is pursuant to and subject to all of the terms and conditions of the Plan.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

THERMA-WAVE, INC.

___________________________________

By: L. RAY CHRISTIE

Its: Vice President Finance & CFO

OPTIONEE:

___________________________________

Name:

Address (please print):

___________________________________

___________________________________

Number of Option Shares:

Exercise Price: